SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                             ____________

                               FORM 8-K

                            CURRENT REPORT

                   Pursuant to Section 13 or 15(d)
                of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported) January 9, 1998


                          BROWN GROUP, INC.
       (Exact name of registrant as specified in its charter)


                               New York
    (State or other jurisdiction of incorporation or organization)


    1-2191                                  43-0197190
(Commission File Number)               (IRS Employer Identification Number)


8300 Maryland Avenue
St. Louis, Missouri                               63105
(Address of principal executive offices)          (Zip Code)



                           (314) 854-4000
         (Registrant's telephone number, including area code)


                           NOT APPLICABLE
      (Former name, former address and former fiscal year, if changed since last report)


                           Page 1 of 5 Pages

Item 5. Other Events
 --------------------

        On January 8, 1998, Brown Group, Inc. announced the commencement of a consent solicitation relating to its $100,000,000 aggregate principal amount of 9-1/2% Senior Notes due October 15, 2006 (the "Notes"). Brown Group, Inc. is soliciting consents from holders of the Notes of record as of 5:00 p.m. Eastern Standard Time on January 9, 1998, to certain amendments to the Indenture pursuant to which the Notes were issued. Attached as an exhibit to this report is a copy of a press release issued on January 8, 1998, which press release is incorporated herein by reference.


Item 7. Financial Statements, Pro Forma Information and Exhibits
----------------------------------------------------------------

        Exhibit No.      Description of Exhibit

        99.1             Press release dated January 8, 1998



                                SIGNATURE

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               BROWN GROUP, INC.
                                (Registrant)



                            By   /s/ H. E. Rich
                               ----------------------------
                            Executive Vice President and
                            Chief Financial Officer


Date: January 9, 1998

                                                   EXHIBIT 99.1


                     FOR IMMEDIATE RELEASE
        BROWN GROUP ANNOUNCES CONSENT SOLICITATION FOR
                  9-1/2% SENIOR NOTES DUE 2006


ST. LOUIS, MISSOURI, January 8, 1998 . . . Brown Group, Inc. (NYSE: BG) today announced the commencement of a consent solicitation relating to its $100,000,000 aggregate principal amount of 9-1/2 percent Senior Notes due October 15, 2006 (the "Notes"). Brown Group, Inc. (the "Company") is soliciting consents to certain amendments to the Indenture pursuant to which the Notes were issued.

The consent solicitation is conditioned upon, among other things, the receipt of consents from holders of at least a majority in aggregate principal amount of all outstanding Notes. The fee to be paid for each consent properly delivered prior to the expiration of the consent solicitation will be $5.00 in cash for each $1,000 principal amount of Notes. The consent solicitation will be open until 5:00 p.m. New York City time on January 23, 1998, unless terminated or extended by the Company in its sole discretion.

The purpose of the consent solicitation is to coordinate the restrictions on dividends contained in the Indenture for the Notes with the Company's new quarterly dividend of 10 cents per share of common stock, which has been reduced from 25 cents per share, and to enhance the Company's flexibility to obtain the most favorable terms in the sale of up to $10 million of inventory of its international marketing business, Pagoda International.

In the third quarter of fiscal year 1997, the Company recognized a one-time charge relating to the restructuring of Pagoda International. Although the restructuring charge amounted to $21 million, the cash impact of the charge was limited to approximately $8 million. The restructuring charge comprised $13 million for inventory write-downs and other costs related to Pagoda International and $8 million for taxes on $23.5 million of foreign cash being repatriated to the United States in order to reduce corporate debt. Pagoda International, with operations in Latin America and Europe, recorded a loss in fiscal year 1996 on sales of approximately $85 million and projects a loss of over $10 million in fiscal year 1997 on sales of approximately $80 million (or about 5 percent of the Company's net sales).

For a complete statement of the terms and conditions of the consent solicitation, holders of the Notes should refer to the consent solicitation statement dated January 8, 1998. NationsBanc Montgomery Securities LLC is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at 888-292-0070. Georgeson & Company Inc. is serving as Information Agent and Tabulation Agent in connection with the consent solicitation. Questions regarding the delivery procedures for the consents and requests for additional copies of the consent solicitation statement or related documents may be directed to the Information Agent at 800-223-2064.


Brown Group, Inc. is a $1.5 billion footwear company with worldwide operations. The Company operates the Famous Footwear, Naturalizer and F. X. LaSalle chains of footwear retail stores and markets leading brands including Naturalizer, Life Stride, NaturalSPORT, the Larry Stuart Collection, le coq sportif athletic footwear, Buster Brown, and licensed brands including Dr. Scholl's, Disney and Star Wars character footwear.

Brown Group, Inc. press releases are available by fax through PR Newswire's Company News On-Call fax service at 800-758-5804, extension 109435. Brown Group, Inc. information also is available on the Company's web site at
http://www.browngroup.com.              # # # # #